As filed with the Securities and Exchange Commission on August 11, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-1016855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Vista Way Anoka, MN	55303
(Address of Principal Executive Offices)	(Zip Code)
Vista Outdoor Inc. 2020 Stock Incentive Plan
(Full title of the plan)

Dylan Ramsey
Vice President, General Counsel and Corporate Secretary
1 Vista Way
Anoka, MN 55303
(Name and address of agent for service)

(763) 433-1000
(Telephone number, including area code, of agent for service)

Copies of communications to:
Jeffrey G. Aromatorio, Esq.
Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2716
Telephone: (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,600,000(1)	$21.05(2)	$33,680,000(2)	$4,371.66 (2)
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of Vista Outdoor Inc. (the “Registrant”) that may be offered or issued under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on August 7, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 1,600,000 shares of common stock, $0.01 par value per share, of the Registrant to be offered to eligible participants of the Registrant and its affiliates pursuant to the Vista Outdoor Inc. 2020 Stock Incentive Plan (the “Plan”). Pursuant to the terms of the Plan, all shares of common stock so offered may be treasury shares, newly issued by the Registrant or acquired by purchase at the expense of the Registrant on the open market or in private transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the 2020 Stock Incentive Plan, as applicable and as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.
We hereby incorporate by reference in this registration statement, as amended, the following documents:

•	Our Annual Report on Form 10-K for our fiscal year ended March 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2020;

•	Our Quarterly Report on Form 10-Q for our quarterly period ended June 28, 2020, as filed with the SEC on August 6, 2020;

•	Our definitive proxy statement on Schedule 14A, relating to our annual meeting of stockholders held on August 4, 2020, as filed with the SEC on June 19, 2020, and definitive additional materials on Schedule 14A, as filed with the SEC on July 15, 2020;

•	Our Current Reports on Forms 8-K as filed with the SEC on August 6, 2020 and August 7, 2020; and

•	The description of our Common Stock filed as Exhibit 4.7 to our Annual Report on Form 10-K, filed with the SEC on May 23, 2019.
All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a subsequent post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock being offered hereby has been passed upon for the Registrant by Dylan Ramsey, Vice President, General Counsel and Corporate Secretary of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation or, at the request of the corporation, of another enterprise, including employee benefit plans. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws include provisions that (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL, and (ii) require the Registrant to indemnify, to the fullest extent allowable under the DGCL, its directors and officers for liability for actions taken as one of the Registrant’s directors or officers, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s Amended and Restated Bylaws also provide that the Registrant must indemnify and advance reasonable expenses to the Registrant’s directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s Amended and Restated Bylaws expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers, and certain other employees from some liabilities.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the certificate of incorporation and the bylaws of the Registrant.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.      EXHIBITS.

The list of Exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

 Item 9.      UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporated by Reference			Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation of Vista Outdoor Inc.	8-K	2-10-15	3.1

4.2	Certificate of Amendment to Vista Outdoor Inc. Amended and Restated Certificate of Incorporation	8-K	8-10-18	3.1

4.3	Vista Outdoor Inc. Amended and Restated Bylaws.	8-K	8-10-18	3.2
4.4	Specimen Common Stock Certificate of Vista Outdoor Inc.	8-K	2-10-15	4.1

4.5	Description of Common Stock.	10-K	5-23-19	4.7

4.6#	Vista Outdoor Inc. 2020 Stock Incentive Plan	DEF 14A	6-19-20	Annex A

5.1	Opinion of Dylan Ramsey.				X
23.1	Consent of Deloitte & Touche LLP relating to Vista Outdoor Inc.				X

23.2	Consent of Dylan Ramsey (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on signature page).				X
#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anoka, State of M, on this 12th day of August, 2020.

VISTA OUTDOOR INC.

By: /s/ Dylan S. Ramsey
        Dylan S. Ramsey
        Vice President, General Counsel and
        Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dylan Ramsey, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael Callahan	Chairman of the Board	August 8, 2020
Michael Callahan

/s/ Christopher T. Metz	Chief Executive Officer & Director	August 12, 2020
Christopher T. Metz	(Principal Executive Officer)

/s/ Sudhanshu Priyadarshi	Chief Financial Officer	August 12, 2020
Sudhanshu Priyadarshi	(Principal Financial Officer)

/s/ Mark R. Kowalski	Controller & Chief Accounting Officer	August 12, 2020
Mark R. Kowalski	(Controller and Principal Accounting Officer)

/s/ Mark A. Gottfredson	Director	August 8, 2020
Mark A. Gottfredson

/s/ Tig H. Krekel	Director	August 7, 2020
Tig H. Krekel

/s/ Gary L. McArthur	Director	August 7, 2020
Gary L. McArthur

/s/ Frances P. Philip	Director	August 8, 2020
Frances P. Philip

/s/ Michael D. Robinson	Director	August 7, 2020
Michael D. Robinson

/s/ Robert M. Tarola	Director	August 7, 2020
Robert M. Tarola

/s/ Lynn M. Utter	Director	August 9, 2020
Lynn M. Utter